EXHIBIT 8.9(f)
AMENDMENT NO. 3
PARTICIPATION AGREEMENT
     This Amendment to the Participation Agreement (“Agreement”) between AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the “Fund”), Invesco Distributors, Inc. (the “Distributor”), and Zurich American Life Insurance Company (formerly, Kemper Investors Life Insurance Company) (the “Company”) dated April 30, 2004 is effective May 1, 2011. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.
     WHEREAS, effective August 22, 2010, Kemper Investors Life Insurance Company changed its name to Zurich American Life Insurance Company;
     WHEREAS, as a result of the insurance company name change, on November 2, 2010, Zurich American Life Insurance Company changed the name of KILICO Variable Annuity Separate Account to ZALICO Variable Annuity Separate Account.
     WHEREAS, the Fund and the Company desire to distribute the prospectuses of the series within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and
     WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:
1.	All references to “Kemper Investors Life Insurance Company” in the Agreement are hereby deleted and replaced with “Zurich American Life Insurance Company.” All references to “KILICO Variable Annuity Separate Account” in the Agreement are hereby deleted and replaced with “ZALICO Variable Annuity Separate Account.”

2.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

3.	The Fund shall provide the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Fund shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a Supplement setting forth the changes in the Rule 497 filing.

4.	The Fund and/or the Distributor shall be responsible for compliance with Rule 498(e).

5.	The Fund and Distributor each represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.
6.	The Fund and Distributor each agrees that the URL indicated on each Summary Prospectus will lead Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. To the extent that the web page is not available to Contract Owners for a period in excess of that provided for in the procedures required by Rule 498(e)(4), the Fund shall use its best efforts to immediately notify the Company of any interruptions in availability of this web page. The Fund and Distributor each agree that the web landing page used for hosting Summary Prospectuses will contain current Summary Prospectuses, Statutory Prospectuses, Statements of Additional Information, Annual and Semi-Annual Reports, and other fund materials only for the Fund’s (and affiliates’) insurance product funds.

7.	The Fund and Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Fund documents made directly to the Fund, Distributor or one of their affiliates. The Fund and Distributor further represent and warrant that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

8.	The Company represents and warrants that it will respond to requests for additional Fund documents made by Contract Owners directly to the Company or one of its affiliates.

9.	Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which the Company is responsible will be done in compliance with Rule 498.

10.	At the Company’s request, Distributor and the Fund will provide the Company with URLs to the current Fund and series’ documents for use with Company’s electronic delivery of Fund documents or on the Company’s website. Distributor and the Fund will be responsible for ensuring the integrity of the URLs and for maintaining the Fund and series’ current documents on the website to which such URLs originally navigate.

11.	If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Distributor will provide the Company with at least 60 days’ advance notice of its intent.

12.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.
13.	The parties agree that the Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of the Company. The Company agrees that it will give Distributor and the Fund sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer as of the date first written above.
AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)

By:
Name:	John M. Zerr
Title:	Senior Vice President
INVESCO DISTRIBUTORS, INC.

By:
Name:	John S. Cooper
Title:	President
ZURICH AMERICAN LIFE INSURANCE COMPANY
(formerly known as KEMPER INVESTORS LIFE INSURANCE COMPANY)

By:
Name:	Richard W. Grilli
Title:	Chief Operating Officer and Senior Vice President